EXHIBIT   2.2

UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED JUNE 30, 2005

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

June 30, 2005

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Mining and Metals Corporation have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Mining and Metals Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	June 30, 2005	December 31, 2004
ASSETS

Current
Cash and cash equivalents	$ 854,327	$ 447,613
Temporary investments	15,530,588	11,725,413
Receivables	551,601	583,418
Prepaid expenses and deposits	83,458	72,778

	17,019,974	12,829,222

Mineral interests (Note 3)	100	100

Equipment (Note 4)	192,131	196,369

	$ 17,212,205	$ 13,025,691

LIABILITIES

Current
Accounts payable and accrued liabilities	$ 266,475	$ 316,154

NON-CONTROLLING INTEREST (Note 5)	7,980,754	2,987,324

SHAREHOLDERS' EQUITY

Share capital (Note 6a)	25,180,105	24,801,137

Contributed surplus (Note 6c)	998,068	804,057

Deficit	(17,213,197)	(15,882,981)

	8,964,976	9,722,213

	$ 17,212,205	$ 13,025,691

Approved by the Directors:	"William Meyer"	"Robert Gayton"
	William Meyer	Robert Gayton

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Exploration costs, net of recovery (Note 3)	$ 225,944	$ 425,676	$ 352,469	$ 501,620

Administrative expenses
Accounting and audit	44,493	18,128	52,850	22,779
Advertising	319	493	4,002	8,006
Amortization of equipment	9,397	4,806	15,177	9,549
Consulting fees	87,148	66,557	172,403	116,293
Foreign exchange loss (gain)	(38,837)	27,014	(68,750)	22,092
Investor relations	74,771	57,154	114,009	95,529
Legal	21,165	4,361	46,647	6,290
Listing, filing and transfer agents	19,507	16,412	46,460	32,855
Management fees	6,595	2,055	6,595	2,948
Office and miscellaneous	44,187	13,253	84,785	24,761
Property investigation	35,008	24,861	66,158	54,900
Rent	43,713	35,641	120,180	65,288
Salaries and benefits	105,503	50,405	201,039	72,140
Stock based compensation (Notes 2 and 6d)	82,000	204,960	252,249	498,059
Telephone	5,386	2,381	11,057	4,334
Travel and transportation	26,765	9,098	52,224	18,366

	567,120	537,579	1,177,085	1,054,189

Operating loss	(793,064)	(963,255)	(1,529,554)	(1,555,809)

Other income (loss)
Write down of temporary investments	(1,000)	-	(1,000)	-
Interest and sundry income	62,509	9,105	132,477	22,468

Loss for the period before non-controlling interest	(731,555)	(954,150)	(1,398,077)	(1,533,341)

Non-controlling interest (Note 5)	51,713	-	67,861	-

Loss for the period	(679,842)	(954,150)	(1,330,216)	(1,533,341)

Deficit, beginning of period	(16,533,355)	(13,490,510)	(15,882,981)	(12,757,019)

Cumulative effect of a change in an accounting policy (Note 2)	-	-	-	(154,300)

Deficit, end of period	$(17,213,197)	$(14,444,660)	$(17,213,197)	$(14,444,660)

Loss per share - basic and diluted	$ (0.02)	$ (0.03)	$ (0.04)	$ (0.05)

Weighted average number of common shares
outstanding - basic and diluted	35,732,912	29,809,687	35,512,933	29,672,552

MINCO MINING & METALS CORPORATION
(An exploration stage enterprise)
Consolidated Statement of Cash Flows
(Unaudited - Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004

Cash flows from (used in) operating activities
Loss for the period	$(679,842)	$(954,150)	$(1,330,216)	$(1,533,341)
Adjustment for items not involving cash:
- amortization of equipment	9,397	4,806	15,177	9,549
- stock based compensation	82,000	204,960	252,249	498,059
- non-controlling interest in loss	(51,713)	-	(67,861)	-
- non-cash recovery of exploration costs	(21,000)	-	(21,000)	-
- write down of temporary investments	1,000	-	1,000	-
Change in non-cash working capital items:
- sundry receivable	(78,741)	182,847	31,817	130,792
- prepaid expenses and deposits	93,012	(45,969)	(10,680)	(54,353)
- accounts payable and accrued liabilities	(3,450)	38,447	(49,679)	19,067

	(649,337)	(569,059)	(1,179,193)	(930,227)

Cash flows from financing activities
Shares issued for cash	82,524	141,914	320,730	351,456
Warrants issued for cash	5,061,291	-	5,061,291	-

	5,143,815	141,914	5,382,021	351,456

Cash flows from (used in) investing activities
Acquisition of equipment	(9,930)	(97,041)	(10,939)	(99,526)
Decrease (increase) in temporary investments	(4,874,033)	150,000	(3,785,175)	3,818,413

	(4,883,963)	52,959	(3,796,114)	3,718,887

Increase (decrease) in cash and cash equivalents	(389,485)	(374,186)	406,714	3,140,116

Cash and cash equivalents, beginning of period	1,243,812	4,139,698	447,613	625,396

Cash and cash equivalents, end of period	$854,327	$3,765,512	$854,327	$3,765,512

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

1.

Basis of Presentation

These interim consolidated financial statements include the accounts of the Company, its wholly-owned China subsidiary Minco Mining (China) Corporation, its wholly owned British Columbia subsidiary Minco Base Metals Corporation, its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation, its 57% owned subsidiary Minco Silver Corporation, its 80% owned joint venture company Gansu Keyin Mining Co. Ltd., its 75% owned joint venture company Inner Mongolia Damo Mining Co. Ltd., its 75% owned joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd., its 51% owned joint venture company Guangdong Minco-Jinli Mining Co. Ltd., and its 70% owned joint venture company Guangdong Minco-Nanling Mining Co. Ltd. The Company has not recorded minority interests in the joint venture companies as their ownership percentages represent only the profit sharing and working interests. All material inter-company accounts and transactions have been eliminated.

These interim consolidated financial statements have been prepared using the same accounting policies and methods of their application as were used in the preparation of the most recent annual consolidated financial statements of the Company.  These interim consolidated financial statements do not include all disclosures normally provided in the annual consolidated financial statements and should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 2004 filed on SEDAR April 1, 2005.  In management's opinion, all adjustments necessary for fair presentation have been included in these interim consolidated financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year. Certain comparative figures have been reclassified to conform to the current period's presentation.

2.

Change in Accounting Policies

Effective January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants Handbook section on Stock-based compensation and other stock-based payments.  Under this Handbook section, the Company is required to expense, over the vesting period, the fair value of the options at the date of grant.  As permitted by this Handbook section, the Company applied this change retroactively, without restatement, for options granted on or after January 1, 2003.  As a result, the opening deficit as at January 1, 2004 was adjusted to reflect an expense of $154,300 relating to options granted since January 1, 2003.  The Company recorded $505,932 in the year ended December 31, 2004 and $252,249 in the six months ended June 30, 2005 as stock-based compensation and credited these amounts to contributed surplus. Prior to January 1, 2004, no compensation expense was recognized when options were issued to employees or directors but pro-forma information was provided showing the effect on net loss and loss per share if the Company had applied the fair value-based method.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The costs incurred on the Company’s mineral properties, which are all located in China, are as follows:

	Cumulative Costs Incurred to December 31, 2004	Costs Incurred January 1 to June 30, 2005	Cumulative Costs Incurred to June 30, 2005
Currently active properties:
Gansu
- White Silver Mountain	$1,397,589	$17,192	$1,414,781
- Yangshan (Anba)	154,046	11,998	166,044
- West Extension of Yangshan	213,797	165,956	379,753
Inner Mongolia
- Gobi Gold	1,472,158	8,920	1,481,078
- BYC	54,783	47,130	101,913
Guangdong
- Changkeng	380,800	51,558	432,358
- Fuwan	86,938	70,715	157,653
	3,760,111	373,469	4,133,580
Inactive properties:
- Heavenly Mountains	100	-	100
- Emperor’s Delight	100	-	100
- Crystal Valley	100	-	100
- Stone Lake	100	-	100
- Changba Lijiagou Lead-Zinc Deposit	100	-	100
- Chapuzi	100	-	100
	600	-	600

Total	3,760,711	373,469	4,134,180
Exploration cost recoveries	(165,536)	(21,000)	(186,536)
Expensed exploration costs	(3,595,075)	(352,469)	(3,947,544)
	$100	$-	$100

Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 100,000 common shares at $0.21 per share for a total of $21,000 in May 2005.  In 2004, the Company received 250,000 common shares at $0.34 per share for a total of $85,000 and 100,000 common shares at $0.37 per share for a total of $37,000. The aggregate value of these shares at the date of issue ($143,000) has been recorded as an exploration cost recovery.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

3.

Mineral Interests (continued)

The direct costs and management fees occurred on the BYC project in the period ended June 30, 2005 totalled $80,973; $33,843 was received from New Cantech.

4.

Equipment

	June 30, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$124,219	$87,337	$36,882
Leasehold improvements	31,424	29,113	2,311
Mining equipment	208,081	184,160	23,921
Motor vehicles	175,262	73,421	101,841
Office equipment and furniture	111,075	83,899	27,176
	$650,061	$457,930	$192,131

	December 31, 2004
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$115,126	$83,280	$31,846
Leasehold improvements	31,424	28,536	2,888
Mining equipment	208,081	180,548	27,533
Motor vehicles	175,262	67,728	107,534
Office equipment and furniture	108,433	81,865	26,568
	$638,326	$441,957	$196,369

5.

Non-Controlling Interest

The non-controlling interest represents the interest of minority shareholders in Minco Silver Corporation based on the amount of their investment (see Note 6e) adjusted for income or losses from operations since the date of their investment. The non-controlling interest increased from 30% to 42.3% following the issuance of special warrants in May 2005 (Note 6e).

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2003	27,614,029	$ 19,201,871
Shares issued for the conversion of convertible debenture and accrued interest	1,461,750	-
Stock options exercised ranging from $0.20 to $0.55 per share, including $35,703 contributed surplus attributed to stock-based compensation recognized	718,333	285,173
Share purchase warrants exercised at $0.40 per share	1,490,857	596,343
Private placement at $1.40 per share less $546,000 for share issuance costs	3,571,428	4,454,000
Share purchase warrants exercised at $0.60 to $1.70 per share	187,500	263,750
Balance, December 31, 2004	35,043,897	24,801,137
Stock options exercised ranging from $0.20 to $0.50 per share, including $58,238 contributed surplus attributed to stock-based compensation	429,367	210,111
Share purchase warrants exercised at $0.60 per share	281,428	168,857
Balance, June 30, 2005	35,754,692	$ 25,180,105

As at June 30, 2005, 2,991,322 (December 31, 2004 – 2,991,322) of the shares issued were held in escrow. In August 2005, the Company received regulatory approval to release 1,473,264 shares from escrow to Pacific Canada Resources Inc. (see Note 11c).

In 2003, the Company completed a $580,000 convertible debenture financing. The debenture accrued interest at 10% per year and matured in five years. The debenture was convertible into 1,451,500 common shares at $0.40 per share and the interest into 10,250 common shares at $1.80 per share. In January 2004, the debenture and accrued interest were converted to 1,461,750 common shares.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

In October, 2004, the Company completed a non-brokered private placement of 3,571,428 units priced at $1.40 per unit with each unit consisting of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable by the holder at any time for a period of twenty four months from the date of closing to acquire one common share at a price of $1.70. The Company applied the residual approach and allocated the total proceeds of $5 million to the common shares and $nil to warrants. The Company issued 250,000 broker options exercisable at $1.40 per share in connection with this offering.

In July 2005, the Company completed a non-brokered private placement, see Note 11a.

(b)

Share Purchase Warrants and Broker Options

A summary of the status of share purchase warrants and broker options granted by the Company is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2003	4,229,700	$ 1.26	-	$ -
Issued	1,785,714	1.70	250,000	1.40
Exercised	(1,678,357)	0.68	-	-
Expired	(262,419)	1.80	-	-
Outstanding at December 31, 2004	4,074,638	1.76	250,000	1.40
Issued	-	-	-	-
Exercised	(281,428)	0.60	-	-
Expired	-	-	-	-
Outstanding at June 30, 2005	3,793,210	$ 1.84	250,000	$ 1.40

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

Share purchase warrants and broker options outstanding as at June 30, 2005:

Number of Warrants	Exercise Price	Expiry Date

270,572	$0.60	July 21, 2005
1,874,424	$2.15	December 8, 2005
1,648,214	$1.40	October 14, 2006
3,793,210

Broker Options	Exercise Price	Expiry Date

250,000	$1.40	April 14, 2006

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2003	$ 179,528
Cumulative effect of a change in accounting policy on stock-based compensation (Note 2)	154,300
2004 stock-based compensation	505,932
Transfer to share capital on exercise of stock options	(35,703)
Balance at December 31, 2004	804,057
2005 stock-based compensation	252,249
Transfer to share capital on exercise of stock options	(58,238)
Balance at June 30, 2005	$ 998,068

The Company expenses stock options over their vesting period. Stock options are vested in increments of one third per year and are for a maximum of five years.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(d)

Stock Options

The Company may grant options to the Company’s directors, officers, employees and service providers under the Company’s stock option plans.  The maximum number of common shares reserved for issuance is 5,979,226 common shares.  A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2003	3,319,000	$ 0.53
Granted	1,010,000	$ 1.64
Exercised	(718,333)	$ 0.35
Expired / cancelled / forfeited	(126,667)	$ 0.74
Options outstanding at December 31, 2004	3,484,000	$ 0.88
Granted	642,500	$ 1.21
Exercised	(429,367)	$ 0.35
Expired / cancelled / forfeited	(263,333)	$ 1.63
Options outstanding at June 30, 2005	3,433,800	$ 0.95

The weighted-average fair value of options granted during the period ended June 30, 2005 was $0.49.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.20 - $1.00	1,831,300	1.31	$0.46	1,817,966	$0.46
$1.01 - $2.00	1,602,500	2.56	$1.51	306,666	$1.93
	3,433,800	1.89	$0.95	2,124,632	$0.68

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

(e)

Minco Silver Special Warrants

In November 2004, Minco Silver issued 6,000,000 special warrants at $0.50 each for gross proceeds of $3,000,000. Each special warrant entitles the holder without payment of any additional consideration to receive one common share of Minco Silver upon completion of a prospectus qualifying the special warrants,

On May 10, 2005, Minco Silver issued 4,276,000 special warrants at $1.25 each for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by Minco Silver on a non-brokered basis. Each special warrant entitles the holder to be issued one common share of Minco Silver during the period ending the earlier of (i) May 9, 2006; and (ii) the fifth day after a receipt is issued for the prospectus qualifying the conversion of the special warrants. If Minco Silver fails to obtain receipt for the prospectus by November 9, 2005, the holder of each special warrant will be entitled to receive 1.2 shares. Minco Silver paid cash commission of $187,600 for the funds raised on the brokered portion of the placement plus an underwriting fee of $15,000.

In connection with this offering, Minco Silver issued options to its broker entitling the holder to receive share purchase warrants allowing the broker to purchase up to 187,600 common shares for a term of eighteen months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first twelve months of the term and a price of $1.50 per common share during the last six months of the term.

When the special warrants are converted to common shares, Minco Silver will have 24,276,000 common shares issued and outstanding and the Company’s ownership interest in Minco Silver will be approximately 57%. The net proceeds from the offerings will be used to fund exploration and development activities on the Fuwan Silver property, acquisition of further silver dominant mineral properties in China and for general corporate purposes. The proceeds from the special warrant offerings have been consolidated in the Company’s financial statements.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

7.

      Related Party Transactions

(a)

The Company paid or accrued the following amounts to its directors or corporations controlled by its directors:

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Exploration costs	$ 27,245	$ 38,650	$ 61,085	$ 60,070
Management fees	6,595	2,055	6,595	2,948
Property investigation	4,410	3,595	14,170	11,882
Investor relations	3,750	-	3,750	-
	$ 42,000	$ 44,300	$ 85,600	$ 74,900

(b)

Accounts payable of nil (December 31, 2004 - $14,017) are due to a director of the Company.

(c)

    Receivables of $69,418 (December 31, 2004 - $202,550) are due from two companies related by a common director.

(d)

In the second quarter of 2005, Minco China advanced 1.5 million RMB (approximately $220,600), with 10% annual interest rate, to a company related by a common director. This amount, along with 60,000 RMB of fees and interest (approximately $8,800), was repaid as of June 30, 2005.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

8.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets and loss before non-controlling interest is as follows:

	June 30, 2005	December 31, 2004
Assets
Canada	$ 14,503,010	$9,781,271
China	2,709,195	3,244,420
	205

	Six Months Ended June 30
	2005	2004
Loss Before Non-Controlling Interest
Canada	$ (1,033,836)	$ (1,423,698)
China	(364,241)	(109,643)
	(1,398,077)	(1,533,341)

9.

Commitments

(a)

The Company has commitments in respect of office leases requiring minimum payments of $401,839, as follows:

2005	124,435
2006	207,537
2007	69,867
$ 401,839

            The Company has entered into sub-lease agreements for a portion of its leased premises.

(b)

The Company is committed to payments of up to $1,538,000 in respect of mineral property development and, on the issuance of exploration permits and other contingent events, committed to further investments and expenditures of $14,380,000.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

9.

Commitments (continued)

(c)

The Teck-Cominco Agreements

In 1996, the Company entered into agreements with Teck Cominco Limited and its predecessor companies (the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Teck Cominco Limited has an ongoing right of first offer on the disposition of Minco’s interests until April 2007.

10.

Financial Instruments

Fair value - The fair value of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their carrying value due to the short-term nature of these financial instruments. The fair value of temporary investments is equivalent to market value, although temporary investments are carried at the lower of cost or market value.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company is exposed to interest rate risk on its short-term investments, but this risk relates only to investments held to fund future activities and does not affect the Company’s current operating activities.

Credit risk - The Company places its temporary investment funds into government and bank debt securities and is subject to minimal credit risk with regard to temporary investments.  The Company has few debts and so is subject to minimal credit risk on borrowings.

MINCO MINING & METALS CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2005

(Unaudited – Prepared by Management)

(Expressed in Canadian Dollars)

11.

Subsequent Events

(a)

On July 22 2005, the Company completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing Date.

If at any time after the expiry of the four-month hold period, the published closing trade price of the Company’s common shares on the Exchange exceeds an average price of $2.15 for 20 days in year one, and $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date the Company provides written notice to the holder of the warrants of such early expiry.

This offering raised proceeds of $2,875,000. The Company paid a finder’s fee of $172,500 and issued the finder 250,000 warrants under the same terms and conditions of share purchase warrants. The proceeds from the financing are for the Company’s exploration and development activities and for general working capital.

(b)

Subsequent to June 30, 2005, in addition to the non-brokered private placement that closed on July 22, 2005, the Company issued 50,000 common shares at $0.55 per share for the amount of $27,500 pursuant to the exercise of stock options.

(c)

In August 2005, the BC Securities Commission authorized the release of 1,473,264 escrow shares to Pacific Canada Resources Inc. A total of 1,518,058 shares remain in escrow following the release of these shares.

12.

Comparative Figures

Certain 2004 comparative figures have been reclassified to conform to the financial statement presentation adopted for 2005.